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EXHIBIT I
                                                                        CONTACT:
                                                                 ROSLYN PALMIERE
                                                              INVESTOR RELATIONS
                                                         AUTONOMOUS TECHNOLOGIES
                                                                  (407) 282-1262

                                                                   KEITH LIPPERT
                                            LIPPERT HEILSHORN & ASSOCIATES, INC.
                                                                  (212) 838-3777



      AUTONOMOUS INITIATES LAWSUIT AGAINST PILLAR POINT PARTNERS AND VISX
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ORLANDO, FL, OCTOBER 25, 1996, AUTONOMOUS TECHNOLOGIES CORPORATION (NASDAQ:
ATCI) ATCI announced today that it has filed legal actions seeking a declaratory judgment of noninfringement, invalidity and unenforceability as to certain patents owned or licensed by Pillar Point Partners in the United States,
and VISX in Canada.   The United States action also alleges all patents
controlled by Pillar Point Partners are unenforceable.

These legal actions demonstrate that ATCI will aggressively assert and protect its right to produce its T-PRK(R) System in the United States, and sell the system worldwide, subject to all applicable regulatory requirements.

ATCI also announced that it plans to vigorously defend against any other allegations of infringement asserted against its T-PRK(R) System. This includes
litigation initiated by VISX in the United Kingdom.   Autonomous elected to
remove its T-PRK(R) System from a site in London, after VISX alleged infringement. Despite requesting a European license from VISX to avoid the cost of litigation, and removing the system before any patients were treated, VISX, nevertheless, initiated legal action in London.

Mr. Randy W. Frey, founder and CEO of Autonomous comments: "I am confident that Autonomous will prevail in all of these matters. Although the ideal world would be free of litigation, ATCI entered this industry aware that some competitors could resort to unfounded accusations in an attempt to prevent our superior technology from reaching the marketplace. We have no alternative but to defend ourselves and assert our position by initiating legal actions in the United States and Canada." Mr. Frey continues "I am confident in our legal team and our ability to prove the uniqueness of our T-PRK(R) System."

For clarification purposes, Mr. Frey also stated that ATCI does not infringe any Lasersight patent despite allegations that were reported by the media, but never made against ATCI directly. He stated that there are no pending legal actions between Autonomous and Lasersight.

ATCI's T-PRK System is a new and unique combination of highly sophisticated eye tracking with proprietary narrow beam excimer laser shaping technology. The LADARVision(R) eye tracker is the only known eye tracker capable of tracking
human saccadic eye movements during excimer laser surgery.   ATCI's clinical
data is providing evidence of the T-PRK(R) System's uniqueness.


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